Exhibit 99.1

Calavo Growers, Inc. Announces Second Quarter 2024 Financial Results

SANTA PAULA, Calif., Jun. 10, 2024—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado industry leader and provider of convenient, ready-to-eat fresh food, today reported its financial results for the fiscal second quarter ended April 30, 2024.

Second Quarter Financial Overview

Introductory Note: In the first quarter of 2024, we concluded that the fresh cut (formerly RFG) business meets the requirements to be classified as held for sale and discontinued operations. As a result, the financial results of that business are reported as discontinued operations in this press release. Prior to the decision to divest our fresh cut business, the Company’s Prepared reporting segment included the fresh cut business unit and our guacamole business. Due to the planned divestiture, the fresh cut business unit is no longer included in our Prepared business segment. Retrospective reclassifications also have been made to prior period financial statements and commentary in this press release to present the fresh cut business unit as discontinued operations. Unless otherwise noted, amounts and commentary included in this press release relate to our continuing operations.

●	Total net sales of $184.4 million, a 16.5% increase from the prior year quarter
o	Grown segment net sales increased 18.9% to $166.8 million
o	Prepared segment net sales decreased 1.9% to $17.6 million
●	Gross profit of $20.4 million, compared to $15.7 million for the prior year quarter
o	Grown segment gross profit increased $3.5 million to $16.0 million
o	Prepared segment gross profit increased $1.2 million to $4.3 million
●	Net income from continuing operations of $6.5 million, or $0.36 per diluted share, compared to net income of $1.4 million, or $0.08 per diluted share, for the same period last year
●	Adjusted net income of $8.9 million, or $0.50 per diluted share, compared to adjusted net income of $5.1 million, or $0.29 per diluted share for the prior year quarter
●	Adjusted EBITDA of $13.4 million compared to $9.9 million for the same period last year

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Second Quarter Highlights for Continuing Operations

●	Grown gross profit increased 27% versus the prior year quarter, driven by strength in avocado margins as well as strong performance in tomatoes
●	Prepared gross profit from continuing operations increased 40%
●	The investigation into potential issues under the Foreign Corrupt Practices Act (FCPA) is progressing and the company is continuing to fully cooperate with the SEC and the DOJ. Although unanticipated issues may arise, we currently expect the costs associated with the investigation effort to decline beginning in the third quarter.
●	The Board declared a quarterly cash dividend of $0.10 per share to be paid on July 30, 2024, to shareholders of record on July 2, 2024

Calavo Growers, Inc.

Management Commentary

“We are pleased with our second quarter results which reflect strong operational performance across our portfolio, demonstrating Calavo’s earnings capacity,” said Lee Cole, President and Chief Executive Officer of Calavo Growers, Inc. “Improved prices and margins in our core avocado business as well as in our tomato portfolio both sequentially and versus the prior year contributed to our results. We also improved our guacamole business meaningfully versus the prior year through favorable input costs and operational efficiency. The third quarter is off to a great start and we expect strong results as we remain focused on maximizing value in our core businesses.”

“We have been working diligently to complete the sale of the fresh cut business. Some of the terms, including price and structure, remain under negotiation, and we are targeting completion of the sale process during the fiscal third quarter.”

Second Quarter 2024 Consolidated Financial Review for Continuing Operations

Total net sales for the second quarter 2024 continuing operations were $184.4 million, compared to $158.3 million for the second quarter 2023, an increase of 16.5%. Grown segment sales increased 18.9%, and Prepared segment sales decreased 1.9%. The average selling price of avocados in the Grown segment increased by 28% compared to the prior year.

Gross profit for the second quarter was $20.4 million, or 11.0% of net sales, compared to $15.7 million and 9.9%, respectively, for the same period last year.

Selling, general and administrative (SG&A) expenses for continuing operations for the second quarter totaled $13.0 million, or 7.1% of net sales, compared to $13.4 million and 8.4% of net sales for the same period last year. The decrease versus the prior year was driven primarily by lower compensation expenses while non-recurring professional fees associated with the FCPA investigation increased expenses by $2.7 million. SG&A expenses in the prior year quarter included $2.4 million related to severance and restructuring.

Net income for the second quarter was $6.5 million, or $0.36 per diluted share. This compares with net income of $1.4 million, or $0.08 per diluted share, for the same period last year.

Adjusted net income was $8.9 million, or $0.50 per diluted share, compared to adjusted net income of $5.1 million, or $0.29 per diluted share last year.

Adjusted EBITDA was $13.4 million compared to $9.9 million for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $48.5 million of net debt, which included $45.8 million of borrowings under its credit facility and $7.0 million of other long-term obligations and finance leases, less cash and cash equivalents of $4.3 million. The Company had approximately $47.3 million of liquidity as of April 30, 2024.

Segment Performance

Grown

Grown segment gross profit was $16.0 million, or $3.5 million above the prior year quarter. Gross profit per case for avocados was significantly higher than in the year-ago quarter, while volume declined 13% as we continue to prioritize margin over volume in our sourcing and sales decisions. Avocado prices were approximately 28% higher than in the prior year quarter. Gross profit in our tomato business more than doubled as both volume and prices were higher than last year. The quarter included balance sheet translation losses related to the weakening of the peso of $0.3 million compared to a gain of $1 million in the prior year. Looking ahead, we expect robust performance to continue in the third quarter.

Prepared (continuing operations)

Prepared segment gross profit improved $1.2 million to $4.3 million from the prior year quarter. Gross margin rose to 24% from 17% in the prior year quarter primarily driven by lower fruit input costs and the divestiture of the salsa business.

Calavo Growers, Inc.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted net income (loss) from continuing operations and adjusted net income (loss) from continuing operations per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” EBITDA from continuing operations is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA from continuing operations is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA from continuing operations and adjusted EBITDA from continuing operations are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income (loss) from continuing operations is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income (loss) from continuing operations and the related measure of adjusted net income (loss) from continuing operations per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) from continuing operations affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable from continuing operations to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below. Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA from continuing operations, adjusted EBITDA from continuing operations and adjusted net income (loss) from continuing operations may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in high quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Calavo Growers, Inc.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties, and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our management team to work together successfully; the impact of operational and restructuring initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved; the impact of weather on market prices and operational costs; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; the effects of increased interest rates on our cost of borrowing and consumer purchasing behavior; the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT; the impact of other pending and potential internal and external investigations and legal claims; the ability of the parties to reach a binding agreement for the proposed sale of our Fresh Cut business and certain related real property, the potential that the price, structure, form of consideration (for example, cash, promissory, equity) and other material terms may be materially different than currently expected, the continuing financial and operating performance of the Fresh Cut business during the negotiation process; the possible effect of the announcement of the sale of the Fresh Cut business on our customer, vendor and supplier relationships, operating results and business generally; if the Company enters into a binding agreement for the proposed transaction, the occurrence of any event, change or other circumstance that prevents the completion of the proposed transaction, including the failure to satisfy all closing conditions that are included in such binding agreement; and if the potential transaction closes, our ability to realize the expected expense savings from the divestiture.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Julie Kegley, Senior Vice President

Financial Profiles, Inc.

calavo@finprofiles.com

310-622-8246

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30,	October 31,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$4,273	$2,091
Restricted cash	—	761
Accounts receivable, net of allowances of $4,127 (2024) and $3,364 (2023)	56,142	33,897
Inventories	41,554	31,571
Prepaid expenses and other current assets	8,188	11,739
Advances to suppliers	11,196	14,684
Current assets held for sale	138,927	37,533
Income taxes receivable	2,064	1,094
Total current assets	262,344	133,370
Property, plant, and equipment, net	57,796	60,924
Operating lease right-of-use assets	16,664	18,357
Investments in unconsolidated entities	3,107	2,902
Deferred income tax assets	3,010	3,010
Goodwill	10,211	10,211
Non-current assets held for sale	—	105,424
Intangibles, net	275	275
Other assets	57,962	52,381
	$411,369	$386,854
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$37,491	$14,788
Trade accounts payable	6,505	5,097
Accrued expenses	19,829	15,809
Current liabilities held for sale	53,261	29,911
Other current liabilities	11,000	11,000
Current portion of term loan	813	647
Current portion of operating leases	3,401	3,663
Current portion of long-term obligations and finance leases	882	831
Total current liabilities	133,182	81,746
Long-term liabilities:
Borrowings pursuant to line of credit, long-term	42,025	35,024
Long-term liabilities held for sale	—	29,295
Long-term portion of term loan	3,009	3,416
Long-term portion of operating leases	15,759	17,328
Long-term portion of obligations and finance leases	4,708	4,645
Deferred income tax liabilities	746	746
Other long-term liabilities	4,609	4,425
Total long-term liabilities	70,856	94,879
Commitments and contingencies
Shareholders' equity:
Total shareholders' equity	207,331	210,229
	$411,369	$386,854

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2024	2023	2024	2023

Net sales	$184,383	$158,279	$311,989	$291,042
Cost of sales	164,026	142,608	279,164	262,286
Gross profit	20,357	15,671	32,825	28,756
Selling, general and administrative	13,020	13,361	26,483	25,003
Expenses related to Mexican tax matters	202	386	585	2,434
Operating income	7,135	1,924	5,757	1,319
Interest expense	(962)	(244)	(1,786)	(621)
Other income, net	520	307	720	647
Income before income taxes and loss from unconsolidated entities	6,693	1,987	4,691	1,345
Income tax expense	(390)	(484)	(963)	(443)
Net income (loss) from unconsolidated entities	204	(56)	205	100
Net income from continuing operations	6,507	1,447	3,933	1,002
Net loss from discontinued operations	(408)	(5,407)	(4,091)	(7,757)
Net income (loss)	6,099	(3,960)	(158)	(6,755)
Add: Net income attributable to noncontrolling interest	(37)	(35)	(47)	(308)
Net income (loss) attributable to Calavo Growers, Inc.	$6,062	$(3,995)	$(205)	$(7,063)

Calavo Growers, Inc.’s net income (loss) per share:
Basic
Continuing Operations	$0.36	$0.08	$0.22	$0.04
Discontinued Operations	$(0.02)	$(0.31)	$(0.23)	$(0.44)
Net income (loss) attributable to Calavo Growers, Inc	$0.34	$(0.23)	$(0.01)	$(0.40)

Diluted
Continuing Operations	$0.36	$0.08	$0.22	$0.04
Discontinued Operations	$(0.02)	$(0.31)	$(0.23)	$(0.44)
Net income (loss) attributable to Calavo Growers, Inc	$0.34	$(0.23)	$(0.01)	$(0.40)

Number of shares used in per share computation:
Basic	17,800	17,721	17,800	17,697
Diluted	17,872	17,883	17,866	17,857

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

Prior to the decision to divest our Fresh Cut business (formerly RFG), the Company’s Prepared reporting segment included the Fresh Cut business unit and our guacamole business. As a result of the planned divestiture, the Fresh Cut business unit is no longer included in our Prepared business segment, and it is not included in the tables below. All segment information included herein reflects these changes.

	Grown	Prepared	Total
	(All amounts are presented in thousands)
Three months ended April 30, 2024
Net sales	$166,755	$17,628	$184,383
Cost of sales	150,706	13,320	164,026
Gross profit	$16,049	$4,308	$20,357

Three months ended April 30, 2023
Net sales	$140,301	$17,978	$158,279
Cost of sales	127,702	14,906	142,608
Gross profit	$12,599	$3,072	$15,671

	Grown	Prepared	Total
	(All amounts are presented in thousands)
Six months ended April 30, 2024
Net sales	$279,781	$32,208	$311,989
Cost of sales	255,594	23,570	279,164
Gross profit	$24,187	$8,638	$32,825

Six months ended April 30, 2023
Net sales	$258,050	$32,992	$291,042
Cost of sales	235,970	26,316	262,286
Gross profit	$22,080	$6,676	$28,756

For the three months ended April 30, 2024 and 2023, intercompany sales and cost of sales of $0.2 million and $0.4 million between Grown products and Prepared products were eliminated, respectively. For the six months ended April 30, 2024 and 2023, intercompany sales and cost of sales of $0.6 million and $0.7 million between Grown products and Prepared products were eliminated, respectively.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME FROM CONTINUING OPERATIONS

AND EPS FROM CONTINUING OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income (loss) from continuing operations and adjusted diluted EPS from continuing operations, each a non-GAAP measure, and reconciles them to net income (loss) from continuing operations., and Diluted EPS from continuing operations, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2024	2023	2024	2023
Net income from continuing operations	$6,507	$1,447	$3,933	$1,002
Add: Net income attributable to noncontrolling interest	(37)	(35)	(47)	(308)
Net income from continuing operations attributable to Calavo Growers, Inc.	6,470	1,412	3,886	694
Non-GAAP adjustments:
Non-cash (income) loss recognized from unconsolidated entities (a)	(204)	56	(205)	(100)
Impairment, losses and charges related to property, plant and equipment (b)	—	235	—	235
Restructure costs - consulting, management recruiting and severance (c)	550	3,557	1,037	3,760
Expenses related to Mexican tax matters (d)	202	386	585	2,434
Legal settlement and related expenses (e)	—	700	—	700
Professional fees related to FCPA Mexico investigation (f)	2,656	—	5,036	—
Tax impact of adjustments (g)	(774)	(1,206)	(1,613)	(1,757)
Adjusted net income from continuing operations	$8,900	$5,140	$8,726	$5,966

Calavo Growers, Inc.’s continuing operations per share:
Diluted EPS from continuing operations (GAAP)	$0.36	$0.08	$0.22	$0.04
Adjusted net income from continuing operations per diluted share	$0.50	$0.29	$0.49	$0.33

Number of shares used in per share computation:
Diluted	17,872	17,883	17,866	17,857

(a)

For the three months ended April 30, 2024 and 2023, we realized income of $0.2 million and losses of $0.1 million from Agricola Don Memo. For the six months ended April 30, 2024 and 2023, we realized income of $0.2 million and income of $0.1 million from Agricola Don Memo.

(b)	On April 1, 2023, we completed the divesture of our salsa business in our Prepared segment and incurred $0.2 million in losses related to the disposal of property, plant and equipment.
(c)

For the three months ended April 30, 2024, we incurred $0.6 million in severance and other costs related to the departure of certain members of management. For the six months ended April 30, 2024, we incurred $0.9 million in severance and other costs and $0.1 million in stock-based compensation related to the departure of certain members of management.

For the three and six months ended April 30, 2023, we recorded $0.6 million in severance costs as part of U.S. restructuring efforts. In addition, we incurred $1.2 million in severance and other costs and $1.2 million in stock-based compensation related to the departure of our former Chief Executive Officer. Additionally, we incurred $0.6 million related to the divesture of Salsa Lisa.

(d)

For the three and six months ended April 30, 2024, we incurred $0.2 million and $0.6 million of professional fees related to the Mexican tax matters, respectively. For the three and six months ended April 30, 2023, we recognized a reserve of $0.4 million and $2.4 million related to the Mexican tax matters, respectively.

Calavo Growers, Inc.

(e)

For the three and six months ended April 30, 2023, we accrued $0.6 million in a legal settlement from a dispute from over 5 years ago connected to an old unused distribution agreement that was entered into over a decade ago.  This legal settlement was considered out of the ordinary due to the length of time it took to settle and since we have not done business with this party for many years.  There are no other similar matters outstanding. In addition, we incurred $0.1 million in associated legal fees.

(f)	For the three and six months ended April 30, 2024, we incurred $2.7 million and $5.0 million of professional fee expenses related to the FCPA investigation in Mexico, respectively.
(g)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND ADJUSTED EBITDA
FROM CONTINUING OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA from continuing operations and adjusted EBITDA from continuing operations, each a non-GAAP measure, and reconciles them to net income (loss) from continuing operations, which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended April 30,		Six months ended April 30,
	2024	2023	2024	2023
Net income from continuing operations	$6,507	$1,447	$3,933	$1,002
Add: Net income attributable to noncontrolling interest	(37)	(35)	(47)	(308)
Net income from continuing operations attributable to Calavo Growers, Inc.	6,470	1,412	3,886	694
Interest Income	(115)	(90)	(240)	(363)
Interest Expense	962	244	1,786	621
Provision for Income Taxes	390	484	963	443
Depreciation and Amortization	2,078	2,070	4,110	4,024
Stock-Based Compensation	456	2,113	1,348	3,305
EBITDA from continuing operations	$10,241	$6,233	$11,853	$8,724

Adjustments:
Non-cash (income) loss recognized from unconsolidated entities (a)	(204)	56	(205)	(100)
Impairment, losses and charges related to property, plant and equipment (b)	—	235	—	235
Restructure costs - consulting and management recruiting and severance (c)	550	2,327	967	2,530
Expenses related to Mexican tax matters (d)	202	386	585	2,434
Legal settlement and related expenses (e)	—	700	—	700
Professional fees related to FCPA Mexico investigation (f)	2,656	—	5,036	—
Adjusted EBITDA from continuing operations	$13,445	$9,937	$18,236	$14,523

See prior page for footnote references